Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Callon Petroleum Company:

We consent to the incorporation by reference in the registration statement (No. 333-210612) on Form S-3 and registration statements (No. 333-176061, 333-212044, 333-109744 and 333-188008) on Form S-8 of our report dated November 14, 2018, with respect to the Cimarex Acquisition Statement of Revenue and Direct Operating Expenses for the year ended December 31, 2017 and the related notes to the financial statement, which report appears in the Form 8‑K of Callon Petroleum Company dated November 14, 2018.

/s/ KPMG LLP
Denver, Colorado
November 14, 2018